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                   [GOODWIN, PROCTER AND HOAR LLP LETTERHEAD]


                                  EXHIBIT 5.1
                                LEGALITY OPINION


                               November 19, 1997



Affiliated Managers Group, Inc.
Two International Place, 23rd Floor
Boston, Massachusetts 02110

Ladies and Gentlemen:


        This opinion is furnished in connection with the filing by Affiliated Managers Group, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-1 (the "Registration Statement") relating to 8,050,000 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company (the "Registered Shares"), including 1,050,000 shares which the Underwriters (as defined below) have options to purchase solely for the purpose of covering over-allotments. All of the Registered Shares are to be sold by the Company to the several underwriters (the "Underwriters") for whom Goldman, Sachs & Co., BT Alex. Brown Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Schroder & Co. Inc. are acting as U.S. representatives and Goldman Sachs International, BT Alex. Brown International (a division of Bankers Trust International PLC), Merrill Lynch International and J. Henry Schroder & Co. Limited are acting as international representatives pursuant to underwriting agreements to be entered into between the Company and the Underwriters (the "Underwriting Agreements").



        In connection with rendering this opinion, we have examined the forms of the proposed Underwriting Agreements; the Certificate of Incorporation and By-laws of the Company, each as amended to date; such records of the corporate proceedings of the Company as we deemed material; and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.

        We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United
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Affiliated Managers Group, Inc.
November 18, 1997
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States of America and The Commonwealth of Massachusetts and the Delaware
General Corporation Law.

        Based upon the foregoing, we are of the opinion that when the Underwriting Agreements are completed (including the insertion therein of pricing terms) and executed by the Company and the Underwriters, and the Registered Shares are sold to the Underwriters and paid for pursuant to the terms of the Underwriting Agreements, the Registered Shares will be duly authorized, validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us with respect to this opinion under the heading "Validity of Securities" in the Prospectus which is a part of such Registration Statement.

                                        Very truly yours,


                                        /s/ Goodwin, Procter & Hoar LLP
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                                            Goodwin, Procter & Hoar LLP